Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION CONTACT:

Stephen M. Merrick
President	Investor Relations
(847) 382-1000	(847) 620-1330

CTI Industries Corporation Reports

Second Quarter 2013 Financial Results

Vacuum Sealer Product Line Sales Soar 84%

FOR IMMEDIATE RELEASE

Monday, August 12, 2013

LAKE BARRINGTON, IL, August 12, 2013 -- CTI Industries Corporation (CTIB - NASDAQ Capital Market), a manufacturer and marketer of flexible packaging and storage products, laminated films and novelty balloons, today announced its results of operations for the second quarter of 2013 and for the six month period ended June 30, 2013.

Sales for the second quarter were up 10.3% over second quarter 2012, led by an increase in revenues in the vacuum sealer line of 84% compared to the second quarter last year.

“Sales for the second quarter were strong in our principal product lines, but sales in the vacuum sealer product line soared,” reported Stephen Merrick, President. “We have hit our stride in the vacuum sealer line, which is now offered for sale in almost 6,000 retail outlets throughout the United States, and we are pushing for considerably further expansion of our outlets and sales in this line,” he said.

Consolidated net sales for the second quarter of 2013 were $13,034,000 compared to consolidated net sales of $11,816,000 for the second quarter of 2012, an increase of 10.3%. The Company had a net loss of $56,000 or $0.02 per share (basic and diluted) for the second quarter of 2013 compared to a net loss of $78,000 or $0.02 per share (basic and diluted) for the second quarter of 2012.

For the six month period ended June 30, 2013, consolidated net sales were $26,379,000 compared to $25,624,000 for the same period in 2012, an increase of 2.9%. For this six month period in 2013, net income was $74,000 or $0.02 per share (basic and diluted) compared to net income of $311,000, or $0.10 per share (basic and diluted) for the same period of 2012.

“We had income from operations in the second quarter this year of $291,000 compared to $13,000 for the same period last year” reported Mr. Merrick, “but our net income this quarter was affected by several charges including (i) a one-time rebate cost of $93,000, (ii) interest expense of $206,000 and (iii) foreign currency exchange loss of $171,000.”

Key Factors and Trends

Sales were strong in all of our principal product lines, particularly in the vacuum sealer product line. Sales of in the vacuum sealer product line, including vacuum sealing machines, pouches and rolls, increased by 84% from $1,682,000 the second quarter of 2012 to $3,093,000 for the second quarter this year. For the six months ended June 30, 2013, sales in this line increased by 39% from $3,612,000 last year to $5,021,000 this year.

For the quarter, latex balloon sales increased by 5.9% from $2,837,000 in the second quarter last year to $3,005,000 in the second quarter this year. For foil balloons, sales in the second quarter this year were $5,560,000 compared to $5,513,000 in the second quarter last year.

The gross margin rate in the second quarter this year dipped to 19.0% compared to 19.9% for the same period last year, principally due to a one-time rebate charge incurred in the second quarter this year. For the six months ended June 30, 2013, the gross margin rate was 20.7% compared to 21.3% for the same period last year.

Operating expenses were down modestly in the second quarter 2013 compared to the same period last year, as we managed to moderate expenses incurred last year to support sales growth. As a percentage of revenues, operating expenses declined from 19.8% of sales in the second quarter last year to 16.8% of sales for second quarter this year.

For the quarter, income from operations was $291,000 compared to $13,000 for the second quarter last year. However, net income for the quarter was negatively affected by (i) one-time rebate costs of $93,000, (ii) interest expense of $206,000 and (iii) foreign exchange currency loss of $171,000.

Statements made in this release that are not historical facts are “forward-looking” statement (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These “forward-looking” statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “goal,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions. Factors that could cause results to differ are identified in the public filings of the Company with the Securities and Exchange Commission. More information on factors that could affect CTI’s business and financial results are included in its public filings made with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

– FINANCIAL HIGHLIGHTS FOLLOW –

CTI Industries Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2013	*December 31, 2012

Assets	(Unaudited)
Current Assets:
Cash and cash equivalents (VIE $27,000 and $22,000, respectively)	$458,745	$351,064
Accounts receivable, net	7,646,658	7,773,332
Inventories, net	15,058,075	15,813,276
Other current assets (VIE $77,000 and $108,000, respectively)	3,063,805	3,192,082
Total current assets	26,227,283	27,129,754

Property, plant and equipment, net	8,549,100	8,699,070
Other assets	2,042,718	1,918,319

Total Assets	$36,819,101	$37,747,143

Liabilities & Equity
Total current liabilities (VIE $115,000 and $198,000, respectively)	$14,684,149	$16,963,447
Long term debt, less current maturities	9,748,117	8,701,650
CTI Industries Corporation stockholders' equity	12,556,507	12,242,738
Noncontrolling interest	(169,672)	(160,692)

Total Liabilities & Equity	$36,819,101	$37,747,143

Condensed Consolidated Statements of Operations

	Three Months Ended June 30		Six Months Ended June 30
	2013	2012	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$13,034,306	$11,816,448	$26,379,072	$25,623,592
Cost of sales	10,552,216	9,463,198	20,922,965	20,175,271

Gross profit	2,482,090	2,353,250	5,456,107	5,448,321

Operating expenses	2,190,957	2,340,507	4,634,823	4,592,815

Income from operations.	291,133	12,743	821,284	855,506

Other (expense) income:
Net Interest expense	(200,239)	(167,002)	(668,213)	(347,990)
Other	(170,821)	5,680	(26,297)	7,906

Net (loss) income before taxes	(79,927)	(148,579)	126,774	515,422

Income tax (benefit) expense	(24,369)	(52,656)	61,400	202,275

Net (loss) income	(55,558)	(95,923)	65,374	313,147

Less: Net gain (loss) attributable to noncontrolling interest	420	(18,375)	(8,980)	2,066

Net (loss) income attributable to CTI Industries Corporation	$(55,978)	$(77,548)	$74,354	$311,081

Net (loss) income applicable to common shares	$(55,978)	$(77,548)	$74,354	$311,081

Other Comprehensive Income (Loss)
Foreign currency adjustment	200,632	(457,369)	170,232	(299,193)
Comprehensive income (loss)	$144,654	$(534,917)	$244,586	$11,888

Basic (loss) income per common share	$(0.02)	$(0.02)	$0.02	$0.10

Diluted (loss) income per common share	$(0.02)	$(0.02)	$0.02	$0.10

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	3,248,646	3,207,244	3,248,646	3,205,875

Diluted	3,400,641	3,240,559	3,405,946	3,238,795

*The condensed consolidated financial statements do not include all required disclosures, refer to the Form 10K for omitted disclosures.